NON-DISCLOSURE AGREEMENT
1. Introduction. This Non-Disclosure Agreement (this “Agreement”), which shall be effective for all purposes as of March 1, 2011, is entered into among Blueknight Energy Partners, L.P., a Delaware limited partnership (“Blueknight”), and Blueknight Energy Partners G.P., L.L.C., a Delaware limited liability company (the “General Partner”), on the one hand, and MSD Torchlight, L.P. (“Receiving Party), on the other hand. From time to time, Blueknight and the General Partner may (but shall not be obligated to) disclose to Receiving Party certain “non-public” information relating to Blueknight, the General Partner, their respective Affiliates and their respective businesses. Receiving Party acknowledges that, in making any such disclosures, Blueknight is relying on an exception to the disclosure requirements of Regulation FD requiring the recipients of such non-public information, which may also be Material, to agree to keep such information confidential. In consideration for the receipt of such non-public information, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Blueknight, the General Partner and Receiving Party agree as follows:
2. Definitions.
(a) “Affiliate” has the meaning provided in Rule 12b-2 of the Exchange Act.
(b) “Blueknight Non-public Information” shall mean information pertaining to Blueknight, the General Partner and/or their respective Affiliates that has not been Publicly Disclosed and that Blueknight or the General Partner discloses to Receiving Party, including, without limitation, the existence of the Refinancing Meeting (as defined below) and attendance by Receiving Party or any other limited partner of Blueknight at such meeting and all information regarding the refinancing disclosed, discussed or made available to Receiving Party at the Refinancing Meeting. The term Blueknight Non-public Information shall not include, however, information which (i) is or becomes generally available to the public other than as a result of disclosure by Receiving Party in breach of this Agreement, (ii) was or becomes available to Receiving Party on a non-confidential basis prior to or after its disclosure by Blueknight or the General Partner from a person, other than Blueknight or the General Partner, who is not known by Receiving Party to be bound by an obligation to Blueknight or the General Partner to keep such information confidential or (iii) is developed independently by Receiving Party without use of Blueknight Non-public Information and without violating any of the provisions of this Agreement.
(c) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(d) “Group” has the meaning provided such term in Blueknight’s partnership agreement.
(e) “Material” shall have the meaning given such term under applicable federal and state securities laws, regulations, and interpretations thereof.
(f) “Publicly Disclosed” shall mean public disclosure by Blueknight of the information in question, either via the filing of appropriate reports with the Securities and Exchange Commission, press release announcement, or other method of “public disclosure” within the meaning of applicable federal and state securities laws, regulations, and interpretations thereof.

3. Obligation to Maintain Confidentiality. Receiving Party shall (a) keep and maintain any Material Blueknight Non-public Information in strict confidence and (b) not disclose to any other person the fact that Blueknight Non-public Information has been made available to Receiving Party, except, in each case, to the extent that Receiving Party is requested pursuant to, or required by, applicable law or regulation (including any filings required (and disclosures contained therein) under Section 13(d) of the Exchange Act) or by legal process (including by deposition, interrogatory, request for documents, subpoena, or similar process) to disclose any such information; provided, however, that Receiving Party may disclose such information to such of its representatives who need such information for the purpose of evaluating or assisting with Receiving Party’s investment in Blueknight, it being understood that such representatives shall be informed in advance by Receiving Party of the confidential nature of such information and Receiving Party shall be responsible for any breach of the provisions of this letter by such representatives.
4. Trading in Blueknight Securities; Refinancing Meeting.
(a) Receiving Party hereby acknowledges that it is aware that the United States securities laws prohibit any person who has Material non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.
(b) The parties agree that on March 3, 2011, representatives of the parties intend to meet with each other as well as certain other limited partners of Blueknight to discuss the refinancing and recapitalization of Blueknight (the “Refinancing Meeting”). The parties agree that (i) Receiving Party will not be considered part of a Group for purposes of Blueknight’s partnership agreement (including, without limitation, for purposes of the term “Outstanding” as defined therein) with any of the other limited partners in attendance at the Refinancing Meeting and (ii) neither Blueknight nor the General Partner will assert that the Receiving Party is part of a “group” (as such term is used in Section 13(d)(3) of the Exchange Act) with any of the other limited partners in attendance at the Refinancing Meeting, in each case, solely because of Receiving Party’s attendance at the Refinancing Meeting. Furthermore, the parties agree that (x) at the Refinancing Meeting there may be discussion in the nature of offers to compromise the disputed claims made in filings with the Securities and Exchange Commission (including filings made on Schedule 13D),correspondence to the General Partner and Blueknight and/or statements made by Receiving Party or its representatives to the General Partner and Blueknight or their representatives and (y) all conduct of, or oral statements made by, Blueknight, the General Partner, Receiving Party or their respective representatives at the Refinancing Meeting that concern prospective settlement of the disputed claims (other than such conduct or statements containing information which (1) is or becomes generally available to the public other than as a result of disclosure by the party receiving the information at the Refinancing Meeting in breach of this Agreement, (2) was or becomes available to the party receiving the information at the Refinancing Meeting on a non-confidential basis prior to or after its disclosure at the Refinancing Meeting from a person who is not known by the party receiving the information at the Refinancing Meeting to be bound by an obligation to the party disclosing such information at the Refinancing Meeting to keep such information confidential or (3) is developed independently without use of conduct or statements at the Refinancing Meeting that concern prospective settlement of the disputed claims and without violating any of the provisions of this Agreement) are inadmissible and may not be used in any subsequent proceeding under applicable federal or state rules of evidence.
(c) Receiving Party agrees that for a period of twenty (20) days from the date of the Refinancing Meeting, unless specifically consented to in writing by Blueknight, Receiving Party and its controlled Affiliates will not, directly or indirectly, effect any sale (including any short-sale) or acquisition of any equity securities (or beneficial ownership thereof) or acquisition of assets of Blueknight or any of its Affiliates. Blueknight and the General Partner agree that for a period of twenty (20) days from the date of the Refinancing Meeting, unless specifically consented to in writing by Receiving Party, Blueknight will not file a proxy statement with the Securities and Exchange Commission relating to the Unitholder Meeting (as defined in the Global Transaction Agreement, dated as of October 25, 2010, by and among the General Partner, Blueknight and the purchasers set forth in Schedule I thereto).

5. Miscellaneous.
(a) Receiving Party acknowledges that none of Blueknight, the General Partner nor any of their respective representatives makes any representations or warranties, express or implied, as to the accuracy or completeness of any Blueknight Non-public Information, that none of Blueknight, the General Partner nor any of their respective representatives shall have any liability whatsoever to Receiving Party or any other person as a result of their use of any Blueknight Non-public Information or any errors therein or omissions therefrom and that Receiving Party shall assume full and exclusive responsibility for any conclusions derived from the Blueknight Non-public Information.
(b) Each of Blueknight, the General Partner and Receiving Party agrees that money damages would not be a sufficient remedy for any breach of this Agreement and that each of the parties shall be entitled, without the requirement of posting a bond or other security, to specific performance and injunctive or other equitable relief as a remedy for any breach of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or in equity. In the event of litigation relating to this Agreement, the non-prevailing party as determined by a court of competent jurisdiction in a final judgment shall be liable and pay to the prevailing party the reasonable legal fees and expenses such prevailing party has incurred in connection with such litigation, including any appeal therefrom.
(c) This Agreement and the obligations of the parties hereunder (other than Section 4(b)) shall terminate upon the earlier to occur of (i) twenty (20) days from the date of the Refinancing Meeting, (ii) such time as Receiving Party is no longer in possession of Blueknight Non-public Information and (iii) with respect to any Section of this Agreement (other than Section 4(b)), such earlier time as set forth in such Section. Section 4(b) of this Agreement and the obligations of the parties under Section 4(b) shall terminate upon the date that is ten (10) years from the date hereof.
(d) This Agreement shall be subject to, and construed in accordance with, the laws of the State of New York (excluding its conflicts of laws rules that would require application of the laws of any jurisdiction other than the State of New York) and applicable federal laws and regulations. This Agreement contains the entire agreement and understanding among the parties concerning the subject matter hereof, and supersedes any prior agreements, written or oral, relating to the subject matter hereof. This Agreement may be amended, modified or waived only by a separate writing executed by Blueknight and Receiving Party expressly so amending, modifying or waiving this Agreement. This Agreement may not be transferred or assigned (by operation of law or otherwise) by Receiving Party without the prior written consent of Blueknight, and shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. This Agreement may be executed by facsimile and in any number of counterparts, each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement effective as of the date first set forth above.

BLUEKNIGHT ENERGY PARTNERS, L.P.
By: Blueknight Energy Partners G.P., L.L.C.

By:	/s/ Alex G. Stallings
Name:	Alex G. Stallings
Title:	Chief Financial Officer

BLUEKNIGHT ENERGY PARTNERS G.P., L.L.C.
By:	/s/ Alex G. Stallings
Name:	Alex G. Stallings
Title:	Chief Financial Officer

MSD TORCHLIGHT, L.P.
By: MSD Capital, L.P.

By:	/s/ Marcello Liguori
Name:	Marcello Liguori
Title:	Authorized Signatory

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